EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 22, 2017 with respect to the consolidated financial statements and schedule of Duluth Holdings Inc. included in the Annual Report on Form 10-K for the year ended January 29, 2017. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Chicago, Illinois

February 26, 2018